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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-22417

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 5, 1997)


                                1,447,533 SHARES
                           THE COOPER COMPANIES, INC.
                                  COMMON STOCK

        This prospectus replaces a previously distributed prospectus dated March 5, 1997 and updates the prospectus to reflect the adoption on October 29, 1997 by The Cooper Companies, Inc. (the "Company") of a Rights Agreement with American Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.10 per share, of the Company outstanding at the close of business on November 17, 1997. Each Right entitles the registered holder thereof, after the Rights become exercisable and until the close of business on October 29, 2007 (or the earlier redemption, exchange or termination of the Rights), to purchase from the Company one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock, par value $.10 per share, at a price of $145.00 per one one-hundredth (1/100th) of a Preferred Share, subject to certain anti-dilution adjustments. The Rights will be exercisable only if a person or group acquires 20% or more of the Company's common stock or announces a tender offer for 20% or more of the common stock, subject to limited exceptions. The Rights Agreement replaces the Rights Agreement between the Company and the First National Bank of Boston, as Rights Agent, dated as of October 29, 1987, which expired on October 29, 1997.

        The reference to the Company's Registration Statement on Form 8-A, filed on November 12, 1987, on page 2 of the "Incorporation of Certain Information By Reference" section of the prospectus shall be replaced with the reference to the Company's Registration Statement on Form 8-A filed on November 3, 1997.

        The date of this Prospectus Supplement is December 8, 1997.





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